CERTIFICATE OF FORMATION
BREITBURN GP, LLC
     This Certificate of Formation, dated March 23, 2006, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company under the Act.
     1. Name. The name of the limited liability company is BreitBurn GP, LLC.
     2. Registered Office Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
     EXECUTED, as of the date written first above.

BREITBURN GP, LLC
By:	/s/ John C. Ivascu
John C. Ivascu
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:00 PM 03/23/2006
FILED 12:50 PM 03/23/2006
SRV 060278200 — 4096474 FILE